Exhibit 10.58

FUTURE PAYMENT NOTE [#1][#2][#3]

$12,500,000	September 7, 2010

FOR VALUE RECEIVED, Clean Energy Compression Corp., a British Columbia corporation (“Canadian OpCo”), promises to pay to the order of I.M.W. Industries Ltd., a British Columbia corporation, or its registered assigns (“Company”), the principal sum of twelve million five hundred thousand Dollars ($12,500,000) (the “Principal Amount”).  This note (this “Note”) is one of the “Future Payment Notes” issued pursuant to the terms of the Agreement.  No interest will accrue or be payable with respect to the outstanding principal amount of this Note.  All references in this Note to “Dollars” and/or “$” shall be deemed to be references to the currency of the United States of America.

1.             Definitions.  For purposes of this Note, the following terms shall have the following meanings (capitalized terms used herein but not otherwise defined shall have the meanings provided therefor in the Agreement):

“Agreement” means the Asset Purchase Agreement dated July 1, 2010 by and among Clean Energy, a California corporation, 0884808 B.C. Ltd., a British Columbia corporation and a wholly-owned subsidiary of Clean Energy, and Canadian OpCo, on the one hand, and Holder, 652322 B.C. Ltd., a British Columbia corporation, Miller Family Trust and Bradley N. Miller, on the other hand.

“Acceleration Event” means one of: (i) a Change of Control, or (ii) a sale of all or substantially all of the Business by CLNE or a Purchaser.

“Maturity Midpoint Price” means the sum of the Pre-Closing Price and the Maturity Price, divided by two.

“Maturity Price” means the average closing price of CLNE Stock, as reported on the NASDAQ Stock Market, for the three trading days prior to the Maturity Date.

“Note Payment” means the amount of cash paid by Canadian OpCo to Company upon the Maturity Date, which shall be a minimum amount of Five Million Dollars ($5,000,000) and may, at the sole option of Canadian OpCo, be up to a maximum amount equal to the Principal Amount.

“Senior Event of Default” means any default in the performance of any term, covenant or condition contained in the agreement or instrument under which any Senior Indebtedness is issued, or any other default thereunder, in each case permitting the Senior Lender to accelerate or demand repayment of, or to put or cause the redemption or prepayment of, such Senior Indebtedness.

“Senior Indebtedness” means any indebtedness, liabilities and other obligations of Canadian OpCo to any Person (each a “Senior Lender”) with respect to any working capital, revolving credit or other line of credit facility, any term loan facility, or any other extension of credit by a bank, insurance company or financial institution engaged in the business of lending money or other institutional lender, including reimbursement obligations under letters of credit

(or guaranties, as applicable) and obligations in respect of bankers’ acceptances, obligations in respect of interest rate protection agreements and other derivative products and in respect of currency exchange and purchase agreements, and renewals, extensions, refinancings, deferrals, amendments and modifications of the items described above.  The terms “indebtedness,” “liabilities” and “obligations” are used in this definition in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined.  Notwithstanding the foregoing the Year 1 Note and the other Future Payment Notes shall not be “Senior Indebtedness” for purposes of this Note.

“Subordinated Debt Payment” means any payment or distribution by or on behalf of Canadian OpCo, directly or indirectly, of assets of Canadian OpCo or any Affiliate of Canadian OpCo of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Indebtedness, or by setoff, exchange or in any other manner, for or on account of the Subordinated Indebtedness.

2.             Maturity.  Unless sooner paid in accordance with the terms hereof, the entire unpaid Principal Amount shall be fully due and payable on the earlier of (i) January 31, [2012][2013][2014], (ii) the date on which Canadian OpCo prepays this Note pursuant to Section 3(c), or (iii) at the option of Company, upon the occurrence of an Acceleration Event (such earlier date, the “Maturity Date”).  For the avoidance of doubt, Canadian OpCo acknowledges that the entire unpaid Principal Amount shall be fully due and payable on the Maturity Date, regardless of whether any of Canadian OpCo’s agreements with any Senior Lender(s) permit it to make such payment.

3.             Payments.

(a)           Form of Payment.  On the Maturity Date, Canadian OpCo will pay to Company the Note Payment; and (ii) if necessary, deliver to Company a number of CLNE Shares calculated pursuant to the following formula:

Principal Amount minus the Note Payment
the lower of (x) the Maturity Price and (y) the Maturity Midpoint Price

(b)           Security Agreement.  Canadian OpCo’s obligations hereunder shall be secured pursuant to the security agreement dated September 7, 2010 between Canadian OpCo and Company (the “Security Agreement”).

(c)           Prepayment.  Canadian OpCo shall have the right to prepay this Note at any time without notice.

[(d)          Offset.  Company acknowledges and agrees that this Note is subject to offset pursuant to Section 9.5 of the Agreement.][Only in Future Payment Note #3]

4.             Subordination.  By accepting this Note, Company agrees as follows:

(a)           All payments on account of the indebtedness, liabilities and other obligations of Canadian OpCo to Company and each other holder from time to time of this Note, including,

without limitation, all amounts of principal payable by Canadian OpCo to Company under this Note or in connection herewith (the “Subordinated Indebtedness”) shall be subordinate and subject in right of payment to the prior payment in full in cash of the Senior Indebtedness.  ;

(b)           Upon the occurrence of any Senior Event of Default (or if any Senior Event of Default would exist immediately after the making of a Subordinated Debt Payment), and until such Senior Event of Default is cured or waived, upon receipt by Canadian OpCo and Company of notice in writing of such Senior Event of Default, Canadian OpCo shall not make, and Company shall not accept or receive, any Subordinated Debt Payment;

(c)           All liens and security interests now or hereafter existing of Company in any property or assets of Canadian OpCo (including any liens and security interests under the Security Agreement) shall be subject, subordinate and junior in all respects and at all times to the liens and security interests now or hereafter existing to secure the Senior Indebtedness, regardless of the time or order of attachment or perfection of such liens and security interests, the time or order of filing of financing statements, the acquisition of purchase money or other liens and security interests, the time of giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other liens and security interests, or any other circumstances whatsoever;

(d)           Company waives any and all notice of the incurrence of the Senior Indebtedness or any part thereof and any amendment to or extension of any Senior Indebtedness.  Further, Company will not (i) at any time contest the validity, perfection, priority or enforceability of the Senior Indebtedness, any agreements or instruments evidencing the Senior Indebtedness, or the liens and security interests of the Senior Lender in any collateral, or (ii) interfere with or in any manner oppose a disposition of any collateral by the Senior Lender in accordance with applicable law; and

(e)           Company will execute and deliver to any Senior Lender such subordination agreement as may be reasonably requested by such Senior Lender and consistent with the terms of this Agreement, and execute, acknowledge, deliver, file, notarize and register all such further agreements, instruments, certificates, documents and assurances, and perform such acts as such Senior Lender may reasonably require in connection with any Senior Indebtedness.

5.             Default.

(a)           Events of Default.  For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:

(i)            Any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise (regardless of whether any such failure to pay any indebtedness under this Note is due to the existence of a Senior Event of Default or as a result of the restricting of payments hereunder by any Senior Lender), and any such amount shall remain unpaid for a period of thirty (30) days following delivery of notice thereof by Company;

(ii)           Canadian OpCo shall (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property if such appointment is not terminated or dismissed within thirty (30) days, (C) make an assignment for the benefit of creditors, (D) fail generally or admit in writing to its inability to pay its debts as they become due, (E) institute any proceedings under any bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (F) become subject to any involuntary proceedings under any bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing; or

(iii)          Canadian OpCo shall liquidate, wind-up or dissolve (or suffer any liquidation, wind-up or dissolution), except that an amalgamation or other combination with an Affiliate of Canadian OpCo, where the surviving or continuing Entity remains obligated under this Note, shall not constitute an Event of Default hereunder.

(b)           Consequences of Events of Default.  If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Company may, upon notice or demand, declare the outstanding indebtedness under this Note to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and Canadian OpCo shall immediately pay to Holder all such indebtedness.  Canadian OpCo agrees to pay Company all reasonable out-of-pocket costs and expenses incurred by Company in any effort to collect indebtedness under this Note, including attorneys’ fees.

6.             Lost, Stolen, Destroyed or Mutilated Note.  In case this Note shall be mutilated, lost, stolen or destroyed, Canadian OpCo shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Note, or if this Note is lost, stolen or destroyed, upon receipt of evidence satisfactory to Canadian OpCo of the loss, theft or destruction of this Note; provided that Canadian OpCo may require posting of bond in such reasonable amount as Canadian OpCo may direct as indemnity against any claim that may be made against it with respect to this Note.

7.             Governing Law.  This Note is to be construed in accordance with and governed by the laws of British Columbia.

8.             Amendment and Waiver.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by Canadian OpCo and Company.

9.             Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with the Agreement.

10.           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the

Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.           Assignment.

(a)           Upon notice to Company, Canadian OpCo may assign its rights and obligations hereunder or any interest herein to any of its present or future Affiliates, so long as Canadian OpCo remains obligated under this Note.

(b)           Upon notice to Canadian OpCo and in accordance with the Agreement, Company may assign its rights and obligations hereunder or any interest herein.

12.           Payments.  Whenever any payment of cash is to be made by Canadian OpCo to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a bank draft sent via overnight courier service to such Person at such address as previously provided to Canadian OpCo in writing (which address, in the case of Company as of the date of issuance hereof, shall initially be the address for Company as set forth in the Agreement); provided that Company may elect to receive a payment of cash via wire transfer of immediately available funds by providing Canadian OpCo with prior written notice setting out such request and Company’s wire transfer instructions.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

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IN WITNESS WHEREOF, Canadian OpCo has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

Clean Energy Compression Corp.

By:

Name:

Title: